Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728
T 208-384-6161 F 208-331-5757

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - Lisa Chapman 208 384 6552

For Immediate Release: November 7, 2019
Boise Cascade Company Reports Third Quarter 2019 Net Income of
$27.2 Million on Sales of $1.3 Billion

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $27.2 million, or $0.69 per share, on sales of $1.3 billion for the third quarter ended September 30, 2019, compared with net income of $13.8 million, or $0.35 per share, on sales of $1.3 billion for the third quarter ended September 30, 2018. Third quarter 2019 results include $1.0 million of after-tax losses, or $0.03 per share, from a non-cash pension settlement charge. Third quarter 2018 results included $16.7 million of net after-tax losses, or $0.42 per share, from a non-cash pension settlement charge and impairment and sale related losses. These charges also negatively impacted reported EBITDA and adjusted EBITDA, as discussed below.

Third Quarter 2019 Highlights

	3Q 2019	3Q 2018	% change

	(in thousands, except per-share data and percentages)

Consolidated Results
Sales	$1,269,524	$1,338,512	(5)%
Net income	27,171	13,848	96%
Net income per common share - diluted	0.69	0.35	97%
Adjusted EBITDA [1]	64,054	42,721	50%

Segment Results
Wood Products sales	$325,102	$402,672	(19)%
Wood Products income	15,597	13,929	12%
Wood Products EBITDA [1]	30,849	32,656	(6)%

Building Materials Distribution sales	1,145,621	1,159,304	(1)%
Building Materials Distribution income	38,665	23,504	65%
Building Materials Distribution EBITDA [1]	43,943	28,259	56%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In the third quarter 2019, total U.S. housing starts increased 4% compared to the same period last year. Single-family starts, the primary driver of our sales, also increased 4%, while multi-family starts increased 5%. On a year-to-date basis through September 2019, total and single-family housing starts decreased 1% and 2%, respectively, from the same period in 2018.

“Despite the lack of growth in residential construction and ongoing weakness in commodity wood products pricing that has persisted this year, both of our businesses continue to execute well. BMD delivered outstanding financial results during the third quarter, with solid growth in general line product sales and gross margins. With the operating footprint changes made during the last year, our favorable performance in EWP is more evident in Wood Products' results. The stability of EWP, together with input cost improvements, mitigated the overall earnings impact of the significant year-over-year decline in plywood pricing,” commented Tom Corrick, CEO. “Our operating results have positioned us to comfortably fund our bolt-on acquisitions and internal growth initiatives while strengthening our balance sheet. As part of our capital allocation process, I am pleased our board approved an 11% increase in our regular quarterly dividend to $0.10 per share, as well as a supplemental dividend of $1.00 per share, both payable in December. This is consistent with our objective of generating favorable returns on our shareholders’ invested capital. We remain well positioned to fund anticipated working capital needs in early 2020, as well as having flexibility to take advantage of internal growth initiatives and acquisition opportunities which may occur in the next six to nine months.”

Wood Products

Wood Products sales, including sales to Building Materials Distribution (BMD), decreased $77.6 million, or 19%, to $325.1 million for the three months ended September 30, 2019, from $402.7 million for the three months ended September 30, 2018. The decline in sales was driven primarily by lower sales prices and sales volumes for plywood. The lower sales volume for plywood was mostly due to weaker market conditions and downtime for facility capital improvements, as well as the sale of the Moncure plywood facility on March 1, 2019. The decrease in sales was also attributable to lower sales volumes of lumber and particleboard due to the sale or closure of three lumber mills and our particleboard plant during 2018. Approximately one-third of the decrease in Wood Products sales is attributable to these facility sales or closures. These decreases were offset partially by increases in sales volumes and net sale prices for LVL.

Wood Products segment income increased $1.7 million to $15.6 million for the three months ended September 30, 2019, from $13.9 million for the three months ended September 30, 2018. Third quarter 2018 results included impairment and sales related losses of $11.0 million (Impairment Loss). Excluding the Impairment Loss, segment income decreased due to lower sales prices of plywood, offset partially by lower costs of OSB (used in the manufacture of I-joists) and logs, as well as lower employee-related expenses. In addition, depreciation and amortization expense decreased due primarily to discontinued depreciation on manufacturing facilities curtailed and sold in the last 12 months.

Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	3Q 2019 vs. 3Q 2018	3Q 2019 vs. 2Q 2019

Average Net Selling Prices
LVL	1%	(1)%
I-joists	1%	(1)%
Plywood	(29)%	(7)%
Sales Volumes
LVL	4%	1%
I-joists	(2)%	(1)%
Plywood	(7)%	—%

Building Materials Distribution

BMD's sales decreased $13.7 million, or 1%, to $1,145.6 million for the three months ended September 30, 2019, from $1,159.3 million for the three months ended September 30, 2018. Compared with the same quarter in the prior year, the overall decrease in sales was driven by a sales price decrease of 11%, offset partially by a sales volume increase of 10%. Excluding the impact of the acquisition of wholesale building material distribution locations in Nashville, Tennessee, Medford, Oregon, and Cincinnati, Ohio during 2018, and the Birmingham, Alabama acquisition in 2019, BMD sales would have decreased 4%. By product line, commodity sales decreased 16%, general line product sales increased 18%, and sales of EWP (substantially all of which is sourced through our Wood Products segment) increased 2%.

BMD segment income increased $15.2 million to $38.7 million for the three months ended September 30, 2019, from $23.5 million in the comparative prior year quarter. The improvement in segment income was driven primarily by a gross margin increase of $30.3 million, resulting from improved gross margins on commodity products and higher sales of general line products compared with third quarter 2018. Gross margins on commodity products in the prior year quarter were negatively impacted by sharply falling prices. The increase in gross margin during third quarter 2019 was offset partially by increased selling and distribution expenses of $13.3 million.

Balance Sheet

Boise Cascade ended third quarter 2019 with $306.4 million of cash and cash equivalents and $365.4 million of undrawn committed bank line availability, for total available liquidity of $671.8 million. The Company had $440.3 million of outstanding debt at September 30, 2019.

On September 30, 2019, Boise Cascade transferred $19.8 million of its qualified defined benefit pension plan (Pension Plan) assets to The Prudential Insurance Company of America (Prudential) for the purchase of a group annuity contract. Under the arrangement, Prudential assumed ongoing responsibility for administration and benefit payments for approximately 10% of Boise Cascade’s U.S. qualified pension plan projected benefit obligations. As a result of the transfer of pension plan assets, we recorded settlement expense of $1.3 million in third quarter 2019. We also recognized a non-cash pension settlement charge of $11.3 million in third quarter 2018 under a similar transaction in which we transferred $124.8 million of our Pension Plan assets to Prudential.

We adopted the new lease accounting standard on January 1, 2019. The most significant impact of the adoption was the recognition of right-of-use assets and lease liabilities for operating leases, as reflected on the face of our balance sheet as of September 30, 2019. The standard did not have a material impact on our consolidated net earnings and cash flows. For additional information on the impact of this standard on our accounting for leases and additional required qualitative disclosures of our lease policies, see our Form 10-Q for the quarterly period ended September 30, 2019, filed with the Securities and Exchange Commission.

Dividends

On October 30, 2019, our board of directors declared a quarterly dividend of $0.10 per share, as well as a supplemental dividend of $1.00 per share, on our common stock payable on December 16, 2019, to stockholders of record on December 2, 2019.

Outlook

We expect to experience seasonally slower demand growth for the products we manufacture and distribute in fourth quarter 2019. The October 2019 Blue Chip consensus forecast for 2019 and 2020 reflects 1.25 million and 1.27 million total U.S. housing starts, respectively, compared with actual housing starts of 1.25 million in 2018. Although we believe U.S. demographics are supportive of higher levels of housing starts, we expect near-term residential construction growth to be flat to slightly down due to constraints faced by builders, such as availability of labor and building lots, as well as affordability constraints faced by prospective buyers. The pace of household formation rates and residential repair-and-remodeling activity will be affected by employment growth, wage growth, prospective home buyers' access to and cost of financing, housing affordability, and consumer confidence, as well as other factors. Household formation rates in turn will be a key factor behind the demand for new construction. In addition, the size of new single-family residences as well as the mix of single and multi-family starts will influence product consumption. We will continue to manage our production levels to our sales demand. As in past years, we plan to take scheduled capital and maintenance-related downtime at certain plywood facilities during the fourth quarter.

Weak commodity products pricing experienced in the first half of 2019 continued throughout third quarter 2019 as weaker year-to-date residential construction activity and additional industry capacity brought on in 2018 have led to supply and demand imbalances. Commodity product pricing during the remainder of 2019 and into 2020 will be a key driver of our financial results and will be dependent on industry operating rates, net import and export activity, transportation constraints or disruptions, inventory levels in various distribution channels, and seasonal demand patterns. We anticipate that commodity products pricing in the fourth quarter of 2019 will remain at low absolute, although more stable, levels compared to fourth quarter 2018.

We expect our capital spending, excluding acquisitions, to be $85-$95 million in 2019, including spending to improve the efficiency of our veneer production at our Chester, South Carolina, and Florien, Louisiana, facilities. In addition, we expect our capital spending, excluding acquisitions, to also be $85-$95 million in 2020.

We expect fourth quarter 2019 financial results to be improved compared with fourth quarter 2018. Included in Wood Products fourth quarter 2018 results were certain items that negatively affected reported earnings. These items include $24.0 million of pre-tax impairment and sale related losses related to the sale of our hardwood plywood facility in Moncure, North Carolina, and $55.0 million and $2.8 million, respectively, of pre-tax accelerated depreciation and other curtailment related costs due to the permanent curtailment of LVL production at our Roxboro, North Carolina, facility.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Thursday, November 7, at 11 a.m. Eastern, to review the Company's third quarter results.

You can join the webcast through the Company's website by going to www.bc.com and clicking on the Event Calendar link under the Investor Relations heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 844-795-4410 (international callers should dial 661-378-9637), participant passcode 2990498, at least 10 minutes before the start of the call.

The archived webcast will be available in the Investor Relations section of the Company's website. A replay of the conference call will be available from Thursday, November 7, at 2 p.m. Eastern through Thursday, November 14, at 2 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers, and the passcode will be 2990498.

Use of Non-GAAP Financial Measures

We refer to the terms EBITDA and Adjusted EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps.

We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income or segment income have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2019	September 30
	2019	2018		2019	2018

Sales	$1,269,524	$1,338,512	$1,230,081	$3,541,691	$3,929,485

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,078,924	1,163,020	1,049,655	3,026,401	3,366,716
Depreciation and amortization	20,969	23,881	19,454	59,640	70,288
Selling and distribution expenses	106,567	93,395	98,866	292,459	273,592
General and administrative expenses	18,603	16,891	16,786	52,064	52,754
Other (income) expense, net	(437)	10,870	188	(557)	9,820
	1,224,626	1,308,057	1,184,949	3,430,007	3,773,170

Income from operations	44,898	30,455	45,132	111,684	156,315

Foreign currency exchange gain (loss)	(200)	163	248	210	(272)
Pension expense (excluding service costs)	(1,613)	(11,778)	(290)	(2,202)	(24,402)
Interest expense	(6,532)	(6,585)	(6,486)	(19,455)	(19,527)
Interest income	837	500	416	1,745	1,001
Change in fair value of interest rate swaps	(569)	279	(1,551)	(3,103)	2,419
	(8,077)	(17,421)	(7,663)	(22,805)	(40,781)

Income before income taxes	36,821	13,034	37,469	88,879	115,534
Income tax (provision) benefit	(9,650)	814	(9,751)	(22,601)	(22,811)
Net income	$27,171	$13,848	$27,718	$66,278	$92,723

Weighted average common shares outstanding:
Basic	39,087	38,998	39,087	39,020	38,920
Diluted	39,292	39,461	39,199	39,202	39,397

Net income per common share:
Basic	$0.70	$0.36	$0.71	$1.70	$2.38
Diluted	$0.69	$0.35	$0.71	$1.69	$2.35

Dividends declared per common share	$0.09	$1.07	$0.09	$0.27	$1.21

See accompanying summary notes to consolidated financial statements and segment information.

Wood Products Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2019	September 30
	2019	2018		2019	2018

Segment sales	$325,102	$402,672	$334,256	$978,881	$1,226,146

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	283,354	346,361	289,545	855,929	1,045,217
Depreciation and amortization	15,252	18,727	14,092	43,082	55,724
Selling and distribution expenses	7,718	7,809	7,861	23,284	25,304
General and administrative expenses	3,379	5,031	3,473	10,480	13,401
Other (income) expense, net	(198)	10,815	377	(29)	9,968
	309,505	388,743	315,348	932,746	1,149,614

Segment income	$15,597	$13,929	$18,908	$46,135	$76,532

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	87.2%	86.0%	86.6%	87.4%	85.2%
Depreciation and amortization	4.7%	4.7%	4.2%	4.4%	4.5%
Selling and distribution expenses	2.4%	1.9%	2.4%	2.4%	2.1%
General and administrative expenses	1.0%	1.2%	1.0%	1.1%	1.1%
Other (income) expense, net	(0.1)%	2.7%	0.1%	—%	0.8%
	95.2%	96.5%	94.3%	95.3%	93.8%

Segment income	4.8%	3.5%	5.7%	4.7%	6.2%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2019	September 30
	2019	2018		2019	2018

Segment sales	$1,145,621	$1,159,304	$1,097,421	$3,150,750	$3,365,468

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	996,313	1,040,342	961,862	2,758,375	2,982,793
Depreciation and amortization	5,278	4,755	5,028	15,438	13,374
Selling and distribution expenses	98,797	85,520	90,950	269,012	248,095
General and administrative expenses	6,759	5,128	5,967	18,420	17,745
Other (income) expense, net	(191)	55	(186)	(477)	(144)
	1,106,956	1,135,800	1,063,621	3,060,768	3,261,863

Segment income	$38,665	$23,504	$33,800	$89,982	$103,605

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	87.0%	89.7%	87.6%	87.5%	88.6%
Depreciation and amortization	0.5%	0.4%	0.5%	0.5%	0.4%
Selling and distribution expenses	8.6%	7.4%	8.3%	8.5%	7.4%
General and administrative expenses	0.6%	0.4%	0.5%	0.6%	0.5%
Other (income) expense, net	—%	—%	—%	—%	—%
	96.6%	98.0%	96.9%	97.1%	96.9%

Segment income	3.4%	2.0%	3.1%	2.9%	3.1%

Segment Information
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2019	September 30
	2019	2018		2019	2018
Segment sales
Wood Products	$325,102	$402,672	$334,256	$978,881	$1,226,146
Building Materials Distribution	1,145,621	1,159,304	1,097,421	3,150,750	3,365,468
Intersegment eliminations and other	(201,199)	(223,464)	(201,596)	(587,940)	(662,129)
Total net sales	$1,269,524	$1,338,512	$1,230,081	$3,541,691	$3,929,485

Segment income
Wood Products	$15,597	$13,929	$18,908	$46,135	$76,532
Building Materials Distribution	38,665	23,504	33,800	89,982	103,605
Total segment income	54,262	37,433	52,708	136,117	180,137
Unallocated corporate	(9,364)	(6,978)	(7,576)	(24,433)	(23,822)
Income from operations	$44,898	$30,455	$45,132	$111,684	$156,315

Segment EBITDA (a)
Wood Products	$30,849	$32,656	$33,000	$89,217	$132,256
Building Materials Distribution	43,943	28,259	38,828	105,420	116,979

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands)

	September 30, 2019	December 31, 2018

ASSETS

Current
Cash and cash equivalents	$306,443	$191,671
Receivables
Trade, less allowances of $1,087 and $1,062	295,585	214,338
Related parties	630	436
Other	15,728	14,466
Inventories	492,588	533,049
Prepaid expenses and other	14,156	31,818
Total current assets	1,125,130	985,778

Property and equipment, net	464,373	487,224
Operating lease right-of-use assets	65,571	—
Finance lease right-of-use assets	22,238	—
Timber deposits	14,043	12,568
Goodwill	60,382	59,159
Intangible assets, net	18,103	16,851
Deferred income taxes	7,962	8,211
Other assets	8,121	11,457
Total assets	$1,785,923	$1,581,248

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data)

	September 30, 2019	December 31, 2018

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$286,704	$210,587
Related parties	2,349	1,070
Accrued liabilities
Compensation and benefits	72,901	87,911
Interest payable	1,800	6,748
Other	80,996	63,509
Total current liabilities	444,750	369,825

Debt
Long-term debt	440,265	439,428

Other
Compensation and benefits	44,120	41,283
Operating lease liabilities, net of current portion	59,591	—
Finance lease liabilities, net of current portion	23,661	—
Deferred income taxes	29,038	19,218
Other long-term liabilities	12,932	38,904
	169,342	99,405

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 44,343 and 44,076 shares issued, respectively	443	441
Treasury stock 5,367 shares at cost	(138,909)	(138,909)
Additional paid-in capital	531,119	528,654
Accumulated other comprehensive loss	(46,748)	(47,652)
Retained earnings	385,661	330,056
Total stockholders' equity	731,566	672,590
Total liabilities and stockholders' equity	$1,785,923	$1,581,248

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30
	2019	2018
Cash provided by (used for) operations
Net income	$66,278	$92,723
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	61,340	71,832
Stock-based compensation	6,016	6,893
Pension expense	2,687	25,000
Deferred income taxes	10,008	883
Change in fair value of interest rate swaps	3,103	(2,419)
Other	(235)	8,695
Decrease (increase) in working capital, net of acquisitions
Receivables	(77,811)	(64,261)
Inventories	45,184	(88,073)
Prepaid expenses and other	(3,516)	(2,736)
Accounts payable and accrued liabilities	66,130	83,204
Pension contributions	(1,324)	(21,566)
Income taxes payable	19,109	6,991
Other	(2,219)	2,655
Net cash provided by operations	194,750	119,821

Cash provided by (used for) investment
Expenditures for property and equipment	(53,249)	(47,705)
Acquisitions of businesses and facilities	(15,676)	(17,532)
Proceeds from sales of facilities	2,493	—
Proceeds from sales of assets and other	1,644	835
Net cash used for investment	(64,788)	(64,402)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	5,500	7,500
Payments of long-term debt, including revolving credit facility	(5,500)	(7,500)
Dividends paid on common stock	(11,070)	(47,113)
Tax withholding payments on stock-based awards	(3,575)	(5,135)
Other	(545)	1,031
Net cash used for financing	(15,190)	(51,217)

Net increase in cash and cash equivalents	114,772	4,202

Balance at beginning of the period	191,671	177,140

Balance at end of the period	$306,443	$181,342

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2018 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended September 30, 2019 and 2018, and June 30, 2019, and the nine months ended September 30, 2019 and 2018:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2019	September 30
	2019	2018		2019	2018
	(in thousands)
Net income	$27,171	$13,848	$27,718	$66,278	$92,723
Interest expense	6,532	6,585	6,486	19,455	19,527
Interest income	(837)	(500)	(416)	(1,745)	(1,001)
Income tax provision (benefit)	9,650	(814)	9,751	22,601	22,811
Depreciation and amortization	20,969	23,881	19,454	59,640	70,288
EBITDA	63,485	43,000	62,993	166,229	204,348
Change in fair value of interest rate swaps	569	(279)	1,551	3,103	(2,419)
Adjusted EBITDA	$64,054	$42,721	$64,544	$169,332	$201,929

The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended September 30, 2019 and 2018, and June 30, 2019, and the nine months ended September 30, 2019 and 2018:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2019	September 30
	2019	2018		2019	2018
	(in thousands)
Wood Products
Segment income	$15,597	$13,929	$18,908	$46,135	$76,532
Depreciation and amortization	15,252	18,727	14,092	43,082	55,724
EBITDA	$30,849	$32,656	$33,000	$89,217	$132,256

Building Materials Distribution
Segment income	$38,665	$23,504	$33,800	$89,982	$103,605
Depreciation and amortization	5,278	4,755	5,028	15,438	13,374
EBITDA	$43,943	$28,259	$38,828	$105,420	$116,979

Corporate
Unallocated corporate expenses	$(9,364)	$(6,978)	$(7,576)	$(24,433)	$(23,822)
Foreign currency exchange gain (loss)	(200)	163	248	210	(272)
Pension expense (excluding service costs)	(1,613)	(11,778)	(290)	(2,202)	(24,402)
Change in fair value of interest rate swaps	(569)	279	(1,551)	(3,103)	2,419
Depreciation and amortization	439	399	334	1,120	1,190
EBITDA	(11,307)	(17,915)	(8,835)	(28,408)	(44,887)
Change in fair value of interest rate swaps	569	(279)	1,551	3,103	(2,419)
Corporate adjusted EBITDA	$(10,738)	$(18,194)	$(7,284)	$(25,305)	$(47,306)

Total company adjusted EBITDA	$64,054	$42,721	$64,544	$169,332	$201,929